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                                                                    EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

                              FOR IMMEDIATE RELEASE

CALLON PETROLEUM COMPANY ANNOUNCES
MEDUSA SPAR PARTICIPATION AGREEMENT

         Natchez, MS (September 3, 2003) -- Callon Petroleum Company (NYSE:CPE/CPE.PrA) announced today that it has signed an agreement to participate in the formation of a limited liability company (LLC), which will own a 75% undivided ownership interest in the deepwater production spar on the Medusa Field in the Gulf of Mexico, subject to the occurrence of certain events. Callon will contribute its 15% undivided ownership interest to the LLC and will retain a 10% ownership interest in the LLC. The LLC will earn a tariff based upon production volume throughput. The agreement is with Murphy Exploration & Production Company - USA, a subsidiary of Murphy Oil Corporation (NYSE:MUR), and Oceaneering International, Inc. (NYSE:OII). Two main conditions must be satisfied for closing of this transaction to occur. The first is that the spar production facility shall have met certain operational criteria. The second is securing non-recourse financing for at least one-half of the spar's cost.

         Callon expects to realize cash proceeds of approximately $25 million from the transfer to the LLC and the proceeds of the non-recourse financing. Closing of this transaction is expected to occur in the fourth quarter of 2003.

         The Medusa spar is moored in over 2,200 feet of water in the Gulf of Mexico at Mississippi Canyon Block 582. It is in the final stages of being outfitted for the commencement of production operations, initially from six wells.

         Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

         This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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